Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-        ) and related Prospectus of CapitalSource Inc. for the registration of: i) Debt Securities, ii) Common Stock, iii) Depositary Shares, iv) Warrants, v) Purchase Contracts and vi) Units, and to the incorporation by reference therein of our reports dated February 28, 2011, with respect to the consolidated financial statements of CapitalSource Inc., and the effectiveness of internal control over financial reporting of CapitalSource Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia

October 27, 2011